Exhibit 99.1


               Flexsteel Announces First Quarter Operating Results


     DUBUQUE, Iowa--(BUSINESS WIRE)--Oct. 19, 2005--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its first quarter ended September 30, 2005.
     Net sales for the quarter ended September 30, 2005 were $97.4 million compared to the prior year quarter of $97.9 million, a decrease of 0.4%. Net income for the current quarter was $1.0 million or $0.15 per share compared to $1.2 million or $0.18 per share in the prior year quarter, a decrease of 17.9%. The prior year quarter included a net gain (after tax) of $0.4 million or $0.06 per share on the sale of a former manufacturing facility.
     For the quarter ended September 30, 2005, residential net sales were $58.1 million, compared to $59.0 million, a decrease of 1.5% from the prior year quarter. Recreational vehicle net sales were $18.3 million, compared to $21.8 million, a decrease of 16.3% from the prior year quarter. The decline in recreational vehicle net sales is due primarily to a weaker wholesale market environment. Commercial net sales were $21.0 million, compared to $17.1 million in the prior year quarter, an increase of 23.5%. The increase in commercial net sales is primarily due to improved commercial office product offerings and improved industry performance for hospitality products.
     Gross margin for the quarter ended September 30, 2005 was 19.6% compared to 18.2% in the prior year quarter. The gross margin improvement in comparison to the prior year is a result of changes in product mix and selected price increases implemented to offset increases in raw material and transportation costs incurred during the prior fiscal year.
     Selling, general and administrative expenses were 17.9% and 16.7% of net sales for the quarters ended September 30, 2005 and 2004, respectively. The increase in selling, general and administrative expenses is due to increases in advertising, selling supplies and professional fees.
     Working capital (current assets less current liabilities) at September 30, 2005 was $86.6 million, which includes cash, cash equivalents and investments of $3.0 million. Net cash used in operating activities was $6.8 million and $1.8 million at September 30, 2005 and 2004, respectively. Fluctuations in net cash used in operating activities were primarily the result of changes in accounts receivable, inventories and accounts payable. The increase in inventories in fiscal 2006 relates primarily to the expansion of import programs.
     Capital expenditures were $0.2 million for the first quarter of fiscal 2006. Depreciation and amortization expense was $1.3 million and $1.5 million for the fiscal quarters ended September 30, 2005 and 2004, respectively. The Company expects that capital expenditures will be approximately $4.0 million for the remainder of the fiscal year.

     All earnings per share amounts are on a diluted basis.

     Outlook

     Flexsteel Industries, Inc., and the furniture industry in general, continue to be impacted by increases in raw material and energy costs, as well as lower consumer confidence and higher interest rates. While the increases in raw material costs were modest during the first quarter ended September 30, 2005, the month of October has been dominated by news of unprecedented cost increases for poly foam and other materials with petrochemical content, which are major components in our seating products, as well as increases or expected increases in other key components such as fabric, steel and plywood. At the same time, the furniture manufacturing industry, including Flexsteel, is faced with competition and pricing pressures from imported products. The Company expects these adverse business conditions to continue to have an impact on its results of operations through the remainder of the fiscal year.
     In response to the aforementioned challenges, the Company is implementing sell price increases for seating products, and continues to explore cost control opportunities in all facets of its business. The Company believes it has the necessary inventories, product offerings and commitments in place to take advantage of opportunities for expansion of certain markets, such as commercial office and hospitality. The Company believes that its strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice and will continue.

     Analysts Conference Call

     The Company will host a conference call for analysts on Thursday, October 20, 2005, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 9654740. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 9654740.

     Forward-Looking Statements

     Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency revaluations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     About Flexsteel

     Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

     For more information, visit our web site at http://www.flexsteel.com.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                          September 30,     June 30,
                                              2005            2005
                                          -------------  -------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents............ $   1,461,258  $   1,706,584
   Investments..........................     1,574,616      1,508,751
   Trade receivables, net...............    43,024,399     48,355,070
   Inventories..........................    83,141,045     69,945,400
   Other................................     5,782,824      6,281,869
                                          -------------  -------------
Total current assets....................   134,984,142    127,797,674

NONCURRENT ASSETS:
   Property, plant, and equipment, net..    25,100,586     26,140,914
   Other assets.........................    13,091,438     12,719,090
                                          -------------  -------------

TOTAL................................... $ 173,176,166  $ 166,657,678
                                          =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable - trade............... $  14,772,513  $  16,259,905
 Notes payable..........................    12,642,977      5,000,000
 Accrued liabilities....................    20,996,740     21,149,428
                                          -------------  -------------
Total current liabilities...............    48,412,230     42,409,333

LONG-TERM LIABILITIES:
 Long-term debt.........................    12,800,000     12,800,000
 Other long-term liabilities............     6,731,674      6,650,625
                                          -------------  -------------
Total liabilities.......................    67,943,904     61,859,958

SHAREHOLDERS' EQUITY....................   105,232,262    104,797,720
                                          -------------  -------------

TOTAL................................... $ 173,176,166  $ 166,657,678
                                          =============  =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                               Three Months Ended
                                                 September 30,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------
NET SALES............................... $  97,435,163  $  97,855,557
COST OF GOODS SOLD......................   (78,291,968)   (80,000,703)
                                          -------------  -------------
GROSS MARGIN............................    19,143,195     17,854,854
SELLING, GENERAL AND ADMINISTRATIVE.....   (17,486,666)   (16,339,888)
GAIN ON SALE OF FACILITY................                      608,613
                                          -------------  -------------
OPERATING INCOME........................     1,656,529      2,123,579
                                          -------------  -------------
OTHER INCOME (EXPENSE):
   Interest and other income............       169,305        133,686
   Interest expense.....................      (260,281)      (277,123)
                                          -------------  -------------
      Total.............................       (90,976)      (143,437)
                                          -------------  -------------
INCOME BEFORE INCOME TAXES..............     1,565,553      1,980,142
PROVISION FOR INCOME TAXES..............      (580,000)      (780,000)
                                          -------------  -------------
NET INCOME.............................. $     985,553  $   1,200,142
                                          =============  =============
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING:
     Basic..............................     6,547,362      6,508,386
                                          =============  =============
     Diluted............................     6,563,180      6,583,846
                                          =============  =============
EARNINGS PER SHARE OF COMMON STOCK:
     Basic.............................. $        0.15  $        0.18
                                          =============  =============
     Diluted............................ $        0.15  $        0.18
                                          =============  =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                Three Months Ended
                                                  September 30,
                                            --------------------------
                                               2005           2004
                                            -----------  -------------
OPERATING ACTIVITIES:
Net income................................$    985,553  $   1,200,142
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization...........   1,320,997      1,481,773
  Gain on disposition of capital assets... (18,950) (608,613) Changes in operating assets and
   liabilities............................  (9,096,331)    (3,825,562)
                                           ------------  -------------
Net cash used in operating activities.....  (6,808,731)    (1,752,260)
                                           ------------  -------------

INVESTING ACTIVITIES:
  Net purchases and sales of investments..     (27,942)       152,308
  Proceeds from sale of capital assets....      18,950      1,547,175
  Capital expenditures....................    (238,889)      (972,266)
                                           ------------  -------------
Net cash (used in) provided by investing
 activities...............................    (247,881)       727,217
                                           ------------  -------------

FINANCING ACTIVITIES:
  Net proceeds of borrowings..............   7,642,977      2,946,787
  Dividends paid..........................    (850,387)      (844,250)
  Proceeds from issuance of common stock..      18,696         37,852
                                           ------------  -------------
Net cash provided by financing activities    6,811,286      2,140,389
                                           ------------  -------------

(Decrease) increase in cash and cash
 equivalents..............................    (245,326)     1,115,346
Cash and cash equivalents at beginning of
 period...................................   1,706,584      2,476,521
                                           ------------  -------------
Cash and cash equivalents at end of
 period...................................$  1,461,258  $   3,591,867
                                           ============  =============



    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392